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                                                                     EXHIBIT 7.2
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                                  NON-RECOURSE
                                 PROMISSORY NOTE

$25,040,483                                                      Minneapolis, MN
                                                                   July 10, 2003

         FOR VALUE RECEIVED, the undersigned hereby unconditionally promises to pay to the order of NORWEST EQUITY PARTNERS IV, L.P., a Minnesota limited partnership (the "Company"), at 3600 IDS Center, 80 South 8th Street, Minneapolis, MN 55402 or at such other place as the holder hereof may designate in writing, in lawful money of the United States of America and in immediately available funds, the principal sum of $25,040,483 (the "Principal Amount") (as adjusted pursuant to the terms of this Note), as follows:

         A portion of the Principal Amount hereunder shall be due and payable within one (1) day of each settlement date related to each trade date on which the undersigned sells any of the Shares (as defined in that certain Stock Purchase Agreement, by and between the Company and the undersigned, dated as of even date herewith (the "Agreement")) (each a "Repayment Date"). That portion of the Principal Amount due on each Repayment Date shall be determined by multiplying the number of Shares sold on the Repayment Date by the price at which those Shares were sold.

         The Principal Amount shall be automatically adjusted on each Repayment Date, as follows:

         a) if the sale price of the Shares is greater than Per Share Price (as defined in the Agreement), then the portion of the Principal Amount represented by those Shares sold on the Repayment Date shall be adjusted upward by an amount equal to the number of shares sold multiplied by the difference between the price at which they were sold and the Per Share Price; and

         b) if the sale price of the Shares is lower than Per Share Price, then the portion of the Principal Amount represented by those Shares sold on the Repayment Date shall be adjusted downward by an amount equal to the number of shares sold multiplied by the difference between the price at which they were sold and the Per Share Price.

         If the undersigned fails to pay any of the principal when due, the Company, at its sole option, shall have the right to accelerate this Note, in which event the entire principal balance shall become immediately due and payable, and immediately collectible by the Company pursuant to applicable law. This Note may not be prepaid.

         This is a non-recourse note. The full amount of this Note is secured solely by a pledge of the Shares, and is subject to all of the terms and provisions of the Agreement and the Stock Pledge Agreement of even date herewith between the undersigned and the Company (the "Stock Pledge Agreement"). The Company shall have recourse only to the Pledged Collateral (as defined in the Stock Pledge Agreement), and not to any other assets or properties, tangible or intangible, of the undersigned, and the undersigned shall have no personal liability for amounts due under this Note.

                                       1.

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         The undersigned hereby represents and agrees that the amounts due under this Note are not consumer debt, and are not incurred primarily for personal, family or household purposes, but are for business and commercial purposes only.

         The undersigned hereby waives presentment, protest and notice of protest, demand for payment, notice of dishonor and all other notices or demands in connection with the delivery, acceptance, performance, default or endorsement of this Note.

         The holder hereof shall be entitled to recover, and the undersigned agrees to pay when incurred, all costs and expenses of collection of this Note, including without limitation, reasonable attorneys' fees.

         This Note shall be governed by, and construed, enforced and interpreted in accordance with, the laws of the State of Minnesota, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

                                                --------------------------------
                                                John P. Whaley

                                       2.